Registration No. 333-112899

Filed Pursuant to Rule 424(b)(3)

Supplement to Prospectus Dated January 19, 2005.

27,460,445 Shares

SEGMENTZ, INC.

This Supplement updates the “Selling Security Holders” section of the prospectus dated January 19, 2005, to reflect the fact that the selling security holder “Meadowbrook Capital Management, LP” has changed its name to “Meadowbrook Capital Management LLC.”

This Supplement does not contain complete information about the shares of common stock of Segmentz, Inc. Additional information is contained in the prospectus dated January 19, 2005. You are urged to read this Supplement and the prospectus in full.

The date of this Supplement is February 14, 2005.